TECHE HOLDING COMPANY
FRANKLIN, LOUISIANA

                                    January 29, 2004

                                    FOR RELEASE AT 7:30 AM, CST JANUARY 29, 2004
                                        For More Information Contact:
                                                      Patrick Little
                                                   President and CEO

                                                      (337) 560-7151



                    TECHE HOLDING COMPANY ANNOUNCES INCREASED
                           EARNINGS TO $0.68 PER SHARE


     FRANKLIN, LA (AMEX: TSH)--Patrick Little, President and CEO of Teche Holding Company, holding company for Teche Federal Savings Bank, today reported first quarter net income $0.68 per diluted share up from $0.67 per diluted share compared to the same period last year.

     The Company achieved several key high points this quarter, including:

     o An earnings increase from both the September 2003 quarter and the 2002 December quarter.

     o An increase of $19.8 million in SmartGrowth loans fueled $28.8 million in total asset growth.

     o Net interest margin increased compared to the quarter ended September 30, 2003.

     o Non-interest income increased compared to the quarter ended September 30, 2003 and the same period last year.

     o Dividend increased to $0.18 per share compared to $0.125 per share in the same quarter last year, an increase of 44%.

                               Page 1 of 5 Pages

Earnings Per Share

     EPS was up 19% compared to $0.57 diluted in the quarter ended September 30, 2003. "Our EPS increased, despite an increase in total shares outstanding," said Little. The number of shares increased due to the exercise of stock options. "During the past quarter we authorized another 5% share repurchase program and increased the dividend," Little reported. "We repurchased 6% of the Company's common stock during calendar year 2003," he added.

Increase in SmartGrowth Portfolio

     The SmartGrowth loan portfolio grew $19.8 million to a record $193.8 million, providing the fuel for growth in total assets of $28.8 million to a record $565.7 million.

     "We're looking more and more like a community bank every day," said Little. "We have approximately 40,000 checking accounts and have increased commercial loans. Our successful retail operations are providing a great help in reaching out to the business community."

Net Interest Margin Improvement

     Net interest margin increased slightly to 3.25% compared to 3.18% for the quarter ended September 30, 2003, but lower than the 3.39% reported in the same quarter last year.

     "This is a very difficult operating environment with interest rates at a 40-year low. Margin compression has been a concern for many banks for the past year. It's great to see an increase this quarter," said Little.

Rapid Growth in Baton Rouge

     "We are pleased to announce that in the first 60 days of operations, total deposits exceeded $4 million. We are especially pleased with the quick progress we have made in Baton Rouge," said Little.

Continued Improvement in Non-interest Income

     The Company also achieved key high points in non-interest income.

     o 38% non-interest income as a percent of operating income, compared to 36% for the first quarter of fiscal 2003.

     o 1.88% non-interest income as a percent of average assets, compared to 1.78% in the first quarter of fiscal 2003.

                                     Page 2 of 5 Pages

     o 89% deposit fee income as a percent of non-interest income, compared to 86% in the same quarter of fiscal 2003.


     "Deposit service charges have consistently averaged approximately 90% of total non-interest income," said Little. "Deposit fees have provided our stockholders with a stable and growing source of income for over eight years."

     SmartGrowth loans, consisting of consumer loans, home equity loans, alternative mortgage loans and commercial loans amounted to 51% of total loans at December 31, 2003, compared to 37% at December 31, 2002.

     The Company's SmartGrowth Deposit Accounts, consisting of checking accounts, money market accounts, and savings accounts also showed solid growth. Total SmartGrowth Deposits grew $3.4 million to $175.7 million or 50% from $172.3 million or 49% at September 30, 2003. "We are especially pleased with $3.4 million growth in SmartGrowth Deposits," said Little. "This marks another step in our transition from a thrift to a community bank."

     Teche Federal Savings Bank is the fourth largest publicly traded bank headquartered in Louisiana with over $560 million in assets. Teche Holding Company is the parent company of Teche Federal Savings Bank, which operates sixteen offices in South Louisiana and serves over 50,000 customers. Teche Holding Company's common stock is traded under the symbol "TSH" on the American Stock Exchange.


     Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.




                               Page 3 of 5 Pages

                              TECHE HOLDING COMPANY
                  (Dollars in thousands, except per share data)
                                  Franklin, LA
                              Statements of Income
                                   (UNAUDITED)



                                Three Months Ended      Three Months Ended
                                    December 31            September 30
                                    -----------            ---------------

                                       2003             2002           2003
                                       ----             ----           ----

Interest Income                      $7,260           $7,763         $7,046
Interest Expense                      3,168            3,693          3,197
                                     ------           ------         ------
Net Interest Income                   4,092            4,070          3,849
Provision for Loan Losses                15               30             15
                                     ------           ------         ------
  Net Interest Income after
  provision for Loan Losses           4,077            4,040          3,834
Other Income                          2,545            2,302          2,417
Other Expenses                        4,218            3,880          4,249
                                     ------           ------         ------
  Income Before Gain on Sales of
  Securities and Income Taxes         2,404            2,462          2,002
Gain on
  Sale of Securities                      0                0             24
Income Taxes                            769              849            652
                                     ------           ------         ------

Net Income                           $1,635           $1,613         $1,374
                                     ======           ======         ======

Selected Financial Data
-----------------------

Dividends Declared Per Share          $0.18           $0.125          $0.17
Basic Earnings Per Common Share       $0.74            $0.71          $0.61
Diluted Earnings Per Common Share     $0.68            $0.67          $0.57
Annualized Return on Avg. Assets       1.21%            1.25%          1.05%
Annualized Return on Avg. Equity      11.47%           11.40%          9.50%
Net Interest Margin                    3.25%            3.39%          3.18%
Other Income/Average Assets            1.88%            1.78%          1.85%
Other Expenses/Average Assets          3.12%            3.01%          3.25%




                               Page 4 of 5 Pages

                              TECHE HOLDING COMPANY
                  (Dollars in thousands, except per share data)
                                  Franklin, LA
                                  Balance Sheet
                                   (UNAUDITED)
                                       at


                                      December 31, 2003       September 30, 2003
                                      -----------------       ------------------

SmartGrowth Loans*                         $193,847                $174,092
Mortgage Loans**                            183,525                 186,435
                                           --------                --------
                                            377,372                 360,527
Allowance for Loan Losses                    (3,404)                 (3,397)
                                           --------                --------
Loans Receivable, Net                       373,968                 357,130

Cash and Securities                         161,300                 150,563
Foreclosed Real Estate                          103                     268
Other                                        30,384                  28,985
                                           --------                --------
TOTAL ASSETS                               $565,755                $536,946
                                           ========                ========


SmartGrowth Deposits***                    $175,741                $172,328
Time Deposits                               175,546                 176,940
                                           --------                --------
Total Deposits                              351,287                 349,268

FHLB Advances                               153,810                 126,310
Other Liabilities                             3,620                   4,372
Stockholders Equity                          57,038                  56,996
                                           --------                --------
TOTAL LIABILITIES AND
STOCKHOLDER EQUITY                         $565,755                $536,946
                                           ========                ========

Ratio of Equity to Assets                     10.1%                   10.6%
Book Value per Common Share                  $25.20                  $25.36
Nonperforming Assets/Total Assets             0.19%                   0.23%
Shares Outstanding (in thousands)             2,263                   2,247


*        Consumer, Commercial, Home Equity, and Alternative Mortgage Loans
**       Owner Occupied Conforming Mortgage Loans
***      Checking, Money Market and Savings Deposits




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